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Exhibit 10.15

October 6, 2005

Dr. Sherwood Gorbach
[address]

Dear Dr. Gorbach:

You have been a consultant for Optimer Pharmaceuticals, Inc., a Delaware corporation ("Company"), pursuant to the terms of a Consultant Agreement dated July 1, 2003, as amended (the "Original Agreement"). The Company wishes to have you accept new responsibilities as an executive ("Executive") of the Company. If you accept this new offer, unless otherwise provided herein, the terms of this offer letter shall replace the terms of the Original Agreement in its entirety. This position is effective as of October 1, 2005.

It is with great pleasure that I offer you the position of Chief Medical Officer, Senior Vice President of Medical Affairs with Optimer Pharmaceuticals, Inc. This position reports directly to me, the President and Chief Executive Officer of Optimer.

The time commitment the Company anticipates requiring from you in this role is 3 days per month. You can work from your home office with travel required as needed. Given your limited time commitment, your focus will be on OPT-80 and such other matters as we may agree.

Associated with this opportunity, we offer the following compensation and benefits:

  1.
  Annual Salary:    $90,000 US Dollars, paid semi-monthly in equal installments in accordance with the Company's payroll practices.

  2.
  You are eligible to enroll in Optimer's 401(k) plan.

  3.
  Stock Options:    The Company will provide the Executive with the following long-term incentive compensation arrangement in accordance with the terms of Company's 1998 Incentive Stock Option Plan ("Stock Option Plan"). All stock options awarded to Executive to acquire shares of Company's common stock prior to the effective date shall remain in full force and effect pursuant to the terms thereof. The termination period for all grants is: option shall be exercisable for three months after Optionee ceases to be a Service Provider. Upon Optionee's death or Disability, all Options may be exercised for one year after Optionee ceases to be a Service Provider. In no event may Optionee exercise an Option after the Term/Expiration Date of such Option.

    Following commencement of your employment and pending approval by Optimer's Board of Directors (anticipated in September 27, 2005), you will be granted an Option to purchase 60,000 shares of the Company's Common Stock at the fair market value on the date of grant as determined by the Board. The vesting schedule for this Option will be monthly over a four year period.

    Following commencement of your employment and pending approval by Optimer's Board of Directors (anticipated on September 27, 2005), your grant of 15,000 options will be granted with an immediate vesting of 1/4 of the shares and monthly vesting over a three year period of the remaining shares.

  4.
  Cash Incentives:    The Company will pay a cash incentive designed to incent the successful development of the OPT-80 according to the following milestone schedule:

      •
      Completion of the open-label study establishing proof-of-principle: $10,000.00

      •
      The first enrollment of Phase 3 double-blind, comparative clinical trials: $10,000.00

  5.
  Bonus Program:    Upon receipt of written notice from the FDA, that the NDA for any of the following indications has been filed for substantive review, the Company will pay, regardless of filing party, to Executive within 90 days following each such written notice by the FDA to the Company or the filing company, either (a) a cash bonus of $100,000 or (b) number of shares of the Company's common stock equal to the product obtained by dividing $100,000 by then current per shares fair market value of the common stock; provided that the Company will in no event pay more than $500,000 to Executive pursuant to this Section 5. The executive will have the choice of cash or stock or a combination in payment of the bonus awards. You will earn a bonus if you remain a Service Provider on the date of the FDA notice

    •
    In situations of high prevalence of C. difficile infection and intestinal colonization, such as in hospitals, nursing homes and long-term care institutions, OPT-80 can be administered to those who are toxin positive and negative to prevent infection with C. difficile. This approach would constitute an infection control to stop an ongoing epidemic or prevent infection in newly admitted patients.

    •
    OPT-80 can be used to suppress or eradicate C. difficile in the intestinal track of carriers of the organism. Such patients can represent a source of spread of the organism in the hospital or long-term care facility.

    •
    OPT-80 can be given as preventive measure to patients who receive antibiotics for prophylaxis of surgical procedures where the risk of CDAD in the postoperative period is high (e.g., operations involving the intestinal track and surgery in elderly patients).

    •
    OPT-80 can be administered prophylactically to patients receiving antibiotics for infection where the risk of CDAD is significant, e.g., elderly subjects, immunocompromised hosts, and patients who have received previous courses of antimicrobial agents.

    •
    OPT-80 can be compounded as an ointment or cream for nasal instillation to reduce carriage of Staphylococcus in the nares. The use of OPT-80 would represent a major improvement in reducing the carrier state of Staphylococci, especially, but not exclusively MRSA.

  6.
  Reimbursement of Expenses:    The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with the Company's policies and procedures.

  7.
  Indemnification Agreement:    In consideration for Executive's services, the Company shall prepare a separate indemnification agreement for the executive. Please see attached agreement.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

As a Company employee, you will be expected to abide by all Company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee handbook. You will also be expected to sign and comply with an Employee Proprietary Information Agreement, which requires, among other provisions, the assignment of patent rights to certain inventions made during your employment at the Company and non-disclosure of proprietary information. Prior inventions, original works of authorship, and documented ideas can be itemized on Exhibit A of such agreement and excluded from such agreement. The Employee Proprietary Information Agreement is attached for your review and consideration.

We look forward to working with you as part of the Optimer team. If you accept the position, please sign and return your acceptance letter to Diane McCarty, no later than October 15, 2005. If you have any questions, please let me know.

If you accept this new position, unless otherwise provided herein, the terms of the offer letter shall replace in its entirety the Original Agreement.

Best Regards,

Michael Chang
Chief Executive Officer

I accept the offer as stipulated above:

	Signature	Date

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  Exhibit 10.15